                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of earliest event reported):
                                OCTOBER 11, 2000


                            SHOWSTAR ONLINE.COM, INC.
             (Exact name of registrant as specified in its charter)




      WASHINGTON                                                13-4093341
(State of Incorporation)      (Commission File No.)          (I.R.S. Employer
                                                          Identification Number)


                           70 WASHINGTON STREET, #409
                              BROOKLYN, N.Y. 10011
                    (Address of principal executive offices)

                                 (718) 923-0593
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

     On October 9, 2000, Showstar Online.com, Inc. (the "Company" or "Showstar") completed a private placement of restricted Common Stock, no par value, at $0.12 per share pursuant to Rule 506 of Regulation D under the U.S. Securities Act of 1933, as amended (the "Securities Act"). The placement resulted in a total of Seven Million (7,000,000) shares of the Company's Common Stock being issued to a single investor, the Lutz Family Trust. This transaction brings the current number of outstanding shares of Common Stock to a total of 46,234,084 (which figure does not include any options or warrants to acquire shares of Common Stock granted to the Company's officers, directors and employees). As a result of this private placement, the Lutz Family Trust owns approximately 15% of the total issued and outstanding shares of Common Stock of the Company. All shares issued pursuant to the aforesaid private placement are restricted securities under Rule 144 of the Securities Act.

     Gross proceeds from the placement were $840,000 and will be used primarily to fund continued development of the Company's technologies and products. Proceeds also will be used for general and administrative expenses, working capital and other general corporate purposes.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SHOWSTAR ONLINE.COM, INC.

Date: October 11, 2000                  By:      /s/ John Punzo
                                           -------------------------------
                                        John Punzo, President